Exhibit 99.1

Schmitt Industries Receives General Dynamics Contract

January 30, 2006	NASDAQ: SMIT

Portland, Ore.  Schmitt Industries, Inc. has received a long term contract from General Dynamics Advanced Information Systems, for Schmitt’s CASI software and hardware development that totals approximately $1,000,000 and has a maximum potential contract value of $1,200,000. The development contract is spread over three years and will advance, enhance and strengthen the existing Schmitt Measurement Systems CASI equipment currently being used by General Dynamics for light scatter measurement and characterizations on multiple surfaces.

Wayne Case, President and CEO of Schmitt Industries said: “We are pleased with the growth of Schmitt in special application areas.  Our laser light scatter system provides General Dynamics the measurements that help fulfill their contract to the U.S. Defense Department. The CASI system now in place will require new software and advanced laser detectors and source components to assure that these measurements can be made in the future as requirements change. Schmitt is pleased to be selected for this task and we pride ourselves on providing the Schmitt software and hardware to accomplish this exacting task. The selection of Schmitt for these tasks shows the very high quality and achievement levels of the Schmitt measurement technologies.”

General Dynamics has leading market positions in mission-critical information systems and technologies; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and business aviation and has annual sales of $20 billion.

General Dynamics Advanced Information Systems, headquartered in Arlington, Va., is a leading provider of transformational mission solutions in command, control, communications, computers, intelligence, surveillance and reconnaissance. General Dynamics Advanced Information Systems provides government and commercial customers in the defense, intelligence and homeland security communities.

The information contained in this release contains certain forward-looking statements that anticipate future trends or events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from the predictions contained herein.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258